UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2018

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham,  MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (781)  895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is a an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 6, 2018, ImmunoGen, Inc. (also referred to as “we” and “our”) entered into a Fourth Amendment to Lease Agreement (the “Fourth Amendment”) with CRP/King 830 Winter, L.L.C. (“Landlord”) with respect to the Company’s facility located at 830 Winter Street, Waltham, Massachusetts (the “Building”).  Pursuant to the Fourth Amendment, we have agreed to lease an additional approximately 10,000 square feet of office space in the Building (the “Additional Space”).  We plan to occupy the Additional Space around October 2018 in connection with the consolidation of certain of our operations into the Building from our facility in Norwood, Massachusetts, which we are closing.  The initial lease term for the Additional Space is until March 31, 2026, which coincides with the initial term for approximately 110,035 square feet of office and laboratory space in the Building (the “Original Space”) leased under the original Lease Agreement effective July 27, 2007, as amended (the “Original Lease”).  Our option to extend the term of the Original Lease for two additional terms of five years applies to the Additional Space as well.  Under the terms of the Fourth Amendment, we will pay the Landlord annual fixed rent for the Additional Space of $480,000 for the first year, subject to certain credits described below, and $490,000 for the second year, with a 3% annual increase for each year thereafter for the remainder of the term, in each case payable in monthly installments, as well as our proportionate share of taxes and operating expenses in all years.  With respect to the first twelve monthly installments of rent, we are entitled to the following credits against such payments: $18,000 for months one through six; $12,000 for months seven through nine; and $6,000 for months ten through twelve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: April 9, 2018	/s/ David B. Johnston

David B. Johnston
Executive Vice President and Chief Financial Officer